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Exhibit 10.39

CREDIT AGREEMENT

Dated as of October 1, 2003

between

NEUSTAR FUNDING LLC

and

BANK OF AMERICA, N.A.

i

ARTICLE VI. REPRESENTATIONS AND WARRANTIES
6.01	Organization; Power; Qualification	22
6.02	Authorization and Binding Effect	22
6.03	Compliance with Laws, Agreement, Other Operative Agreements and Contemplated Transactions	22
6.04	Capitalization, Ownership and Subsidiaries	23
6.05	Taxes	23
6.06	Title to Assets	28
6.07	Litigation	23
6.08	Interim Operations	23
6.09	Indebtedness; No Material Adverse Effect	23
6.10	ERISA	23
6.11	Compliance with Regulations T, U and X	24
6.12	Governmental Regulation	24
6.13	Contract and Obligations	24
6.14	Third Party Consents	24
6.15	Absence of Default	24
6.16	Permits	25
6.17	Environmental Matters	25
6.18	Status under Certain Laws	25
6.19	Solvency	25
6.20	Special Purpose Entity	25
6.21	Master Agreements; User Agreements	25
6.22	Financed SOW Receivables	25
6.23	No Withholding Tax	25
6.24	Intellectual Property	26
6.25	Other Operative Agreements	26
6.26	Written Information	27
6.27	Future Information	27
6.28	Adequate Capital	27
6.29	Tax Shelter Regulations	27

ARTICLE VII. AFFIRMATIVE COVENANTS
7.01	Preservation of Existence and Similar Matters	34
7.02	Compliance with Applicable Law	28
7.03	Accounting Methods and Financial Records	28
7.04	Insurance	28
7.05	Payment of Taxes and Claims	28
7.06	Visits and Inspection	28
7.07	Diligence	29
7.08	Use of Proceeds	29
7.09	Special Purpose Entity	29
7.10	Maintenance of Liens of Loan Documents	36
7.11	Offices	29
7.12	Compliance with Credit and Collection Policies	29
7.13	Servicer Report	29
7.14	Quarterly Financial Statements and Information	29
7.15	Annual Financial Statements and Information; Auditor's Certificate of No Default	29
7.16	Electronic Transmission	30
7.17	Copies of Other Reports	30
7.18	Notice of Litigation, Amendments, Defaults and Other Matters	30
7.19	Restricted Account	31
ARTICLE VIII. NEGATIVE COVENANTS
8.01	Indebtedness	31
8.02	Liens	31
8.03	Investments and Subsidiaries	31
8.04	Liquidation and Disposition of Assets; Restriction on Fundamental Changes	31
8.05	Nature of Business	31
8.06	Restricted Payments	31
8.07	Merger or Consolidation	32
8.08	Benefit Plans	32
8.09	Transactions With Affiliates	32
8.10	Contractual Obligations	32
8.11	Credit and Collection Policies	32
8.12	Amendments to Master Agreement, SOW 28 Contract and SOW 35 Contract	32
ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES
9.01	Events of Default	32
9.02	Remedies Upon Event of Default	34
9.03	Application of Funds	34

ARTICLE X. MISCELLANEOUS
10.01	Amendments; Etc	35
10.02	Notices and Other Communications; Facsimile Copies	35
10.03	No Waiver; Cumulative Remedies	35
10.04	Attorney Costs, Expenses and Taxes	36
10.05	Indemnification by the Borrower	36
10.06	Payments Set Aside	36
10.07	Successors and Assigns	37
10.08	Confidentiality	38
10.09	Set-off	39
10.10	Interest Rate Limitation	39
10.11	Counterparts	39
10.12	Integration	39
10.13	Survival of Representations and Warranties	40
10.14	Severability	40
10.15	Governing Law	40
10.16	Waiver of Right to Trial by Jury	40
SIGNATURES		S-1
SCHEDULES 7.13 Credit and Collection Policies
10.02 Lending Office, Addresses for Notices
EXHIBITS
A	Form of Note
B	Form of Parent Limited Guaranty
C	Form of Servicer Report

CREDIT AGREEMENT

        This CREDIT AGREEMENT ("Agreement") is entered into as of October 1, 2003 by and between NEUSTAR FUNDING LLC, a Delaware limited liability company (the `Borrower"), and BANK OF AMERICA, N.A. (the "Lender").

        The Borrower has requested that the Lender provide a term loan facility, and the Lender is willing to do so on the terms and conditions set forth herein.

        In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

        1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

        "Account Debtor" means any obligor in respect of any portion of the SOW 28 Receivables or the SOW 35 Receivables.

        "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote more than 25% of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

        "Agreement" means this Credit Agreement.

        "Attorney Costs" means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the reasonable allocated cost of internal legal services to the extent internal counsel has been utilized and all reasonable expenses and disbursements of internal counsel paid to third parties in connection with this Agreement.

        "Audited Financial Statements" means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2002, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.

        "Back-Up Servicer" means BNY Asset Solutions LLC in its capacity as back-up servicer of the SOW 28 Receivables and the SOW 35 Receivables pursuant to the terms and conditions of the Servicing Agreement and any successor or permitted assign thereunder.

        "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Lender as its "prime rate." The "prime rate" is a rate set by the Lender based upon various factors including the Lender's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

        "Borrower" has the meaning specified in the introductory paragraph hereto.

        "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in Sterling, Virginia or Charlotte, North Carolina.

        "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by the way of merger or consolidation and excluding sales, leases, transfers, conveyances or other dispositions pursuant to securitizations), in one or a series of related transactions, of all or substantially all of the assets of the Parent to any "person" (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a Person or Persons who control the Parent as of the date hereof or are wholly-owned by the Parent, (ii) the adoption of a plan relating to the liquidation or dissolution of the Parent or the Borrower, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above in this paragraph) other than a Person or Persons who control the Parent as of the date hereof or are wholly-owned by the Parent becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting stock of the Parent (measured by general voting power rather than number of shares), (iv) the Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Parent, in any such event pursuant to a transaction in which any of the outstanding voting stock of the Parent is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting stock of the Parent outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee Person constituting a majority of the outstanding shares of such voting stock of such surviving or transferee Person (measured by general voting power rather than by number of shares) immediately after giving effect to such issuance, or (v) the Parent or a wholly-owned Subsidiary of the Parent ceases to be the sole member of the Borrower.

        "Closing Date" means the first date all the conditions precedent in Section 5.01 are satisfied or waived by the Lender.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collateral" means all of the assets of the Borrower in which Liens are granted to the Lender by the Pledge Agreement or the Loan Collection Account Agreement.

        "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

        "Control" has the meaning specified in the definition of "Affiliate."

        "Credit and Collection Policies" means the policies and practices set forth in Schedule 7.13, as amended from time to time in accordance with Section 7.13.

        "DB Credit Agreement" means that certain Loan Agreement dated as of November 2, 2001, between the Borrower, the lenders party thereto and Deutsche Bank AG, New York Branch, as Administrative Agent.

        "Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

        "Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

        "Default Rate" means an interest rate equal to (a) the LIBOR Floating Rate plus (b) 2.00% per annum.

        "Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

        "Dollar" and "$" mean lawful money of the United States.

        "Eligible Assignee" has the meaning specified in Section 10.07(f).

        "Eligible Investments" mean book-entry securities, negotiable instruments or securities represented by instruments in bearer or registered form which evidence:

        (a)   direct obligations of, and obligations fully guaranteed as to timely payment by, the United States of America;

        (b)   demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States or any state thereof or the District of Columbia (or any domestic branch of a foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities (including depository receipts issued by any such institution or trust company as custodian with respect to any obligation referred to in clause (a) above or portion of such obligation for the benefit of the holders of such depository receipts); provided, however, that at the time of the investment or contractual commitment to invest therein, the commercial paper or other short term senior unsecured debt obligations (other than such obligations the rating of which is based on the credit of a Person other than such depository institution or trust company) of such depository institution or trust company shall have a credit rating from Moody's Investors Service, Inc. of P-2 or above;

        (c)   commercial paper having, at the time of the investment or contractual commitment to invest therein, a rating from Moody's Investors Service, Inc. of P-2 or above;

        (d)   bankers' acceptances issued by any depository institution or trust company referred to in clause (b) above;

        (e)   repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States of America or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) referred to in clause (b) above; and

        (f)    mutual funds having, at the time of the investment or contractual commitment to invest therein, a rating from Moody's Investors Service, Inc. of P-2 or above.

        "Environmental Claims" means, any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law.

        "Environmental Laws" means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

        "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

        "Event of Default" has the meaning specified in Section 9.01.

        "Facility Termination Date" means the date as of which all of the following shall have occurred: (a) the Borrower shall have permanently terminated the term loan facility under the Loan Documents by final payment in full of the outstanding principal amount of the Loan, together with all accrued and unpaid interest and fees thereon, and (b) the Borrower shall have finally and irrevocably paid and satisfied in full all of its obligations and liabilities arising under the Loan Documents, including the Obligations (except for future obligations consisting of continuing indemnities and other contingent Obligations of the Borrower that may be owing to pursuant to the Loan Documents and expressly survive termination of this Agreement).

        "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeding Business Day; and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Lender on such day on such transactions as determined by the Lender.

        "FRB" means the Board of Governors of the Federal Reserve System of the United States.

        "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination, consistently applied.

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

        "Guarantee" means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.

        "Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

        (a)   all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

        (b)   all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;

        (c)   net obligations of such Person under any Swap Contract;

        (d)   all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

        (e)   indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

        (f)    capital leases and Synthetic Lease Obligations; and

        (g)   all Guarantees of such Person in respect of any of the foregoing.

        For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

        "Indemnified Liabilities" has the meaning specified in Section 10.05. "Indemnitees" has the meaning specified in Section 10.05.

        "Independent Director" or "Independent Manager" means a duly appointed director of a corporation or manager of a limited liability company who shall not have been, at the time of such appointment or at any time in the preceding five years, (i) a direct or indirect legal or beneficial owner (beyond a nominal amount) of such corporation or limited liability company or more than 5% of the outstanding voting stock of any of its Affiliates, (ii) a creditor, supplier, employee, officer, director, family member, manager or contractor of such corporation or limited liability company or of any of its Affiliates, or (iii) a person who controls (whether directly, indirectly or otherwise) such corporation or limited liability company or any of its Affiliates or any creditor, supplier, employee, officer, director, manager or contractor of such corporation or limited liability company or any of its Affiliates.

        "Interest Payment Date" means the last Business Day of each calendar month and the Maturity Date.

        "Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.

        "IRS" means the United States Internal Revenue Service, or any Governmental Authority succeeding to any of its principal functions.

        "Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

        "Lending Office" means the office or offices of the Lender described as such on Schedule 10.02, or such other office or offices as the Lender may from time to time notify the Borrower.

        "LIBOR Floating Rate" means on each day the Loan is outstanding, the interest rate per annum equal to the fluctuating rate of interest (rounded upwards, if necessary to the nearest 1/100 of 1%) appearing on Telerate page 3750 (or any successor page) as the 1 month London interbank offered rate for deposits in United States Dollars at approximately 11:00 a.m. (London time) on the second preceding Business Day, as adjusted from time to time in the Lender's sole discretion for then-applicable reserve requirements, deposit insurance assessment rates and other regulatory costs (the "Index"), plus 2.00%. If for any reason such rate is not available, the term

        "LIBOR Floating Rate" shall mean the interest rate per annum equal to the fluctuating rate of interest equal to the rate of interest (rounded upwards, if necessary to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the 1 month London interbank offered rate for deposits in United States Dollars at approximately 11:00 a.m. (London time) on the second preceding Business Day, as adjusted from time to time in the Lender's sole discretion for then-applicable reserve requirements, deposit insurance assessment rate and other regulatory costs; provided, however, if more than one rate is specified on Reuters Screen LIBO page, the applicable rate shall be the arithmetic mean of all such rates. Any change in the rate will take effect on the date of such change in the Index as indicated on Telerate Page 3750. Interest will accrue on any non-banking day at the rate in effect on the immediately preceding banking day.

        "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

        "Loan" means the term loan described in Section 2.01.

        "Loan Collection Account" means the Loan Collection Account created under the Loan Collection Account Agreement.

        "Loan Collection Account Agreement" means that certain Loan Collection Account Agreement dated as of the date hereof, between the Borrower and the Lender relating to the deposit of proceeds of the SOW 28 Tracking Certificate and the SOW 35 Tracking Certificate, as hereafter modified, amended or supplemented from time to time.

        "Loan Documents" means this Agreement, the Note, the Pledge Agreement, the Loan Collection Account Agreement, the Parent Limited Guaranty, any Related Swap Contract and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of the Lender in connection with the Loan and the transactions contemplated by this Agreement.

        "Master Agreement" means, collectively, each Agreement for Number Portability Administration Center/Service Management System between the Parent and each of the Regional LLCs.

        "Material Adverse Effect" means (i) a material adverse effect upon the assets or financial condition of the Borrower, (ii) a material adverse effect upon the collectibility of the SOW 28 Receivables or the SOW 35 Receivables, (iii) material impairment of the ability of the Borrower to perform the Obligations, (iv) material impairment of the ability of the Parent to perform its obligations under the Operative Agreements to which it is a party, (v) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or the Parent of any Operative Agreement to which it is a party or (vi) a material adverse effect upon the rights, remedies and benefits available to, or conferred upon, the Lender under the Loan Documents, taken as a whole.

        "Maturity Date" means February 1, 2007.

        "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

        "Non-Recourse Indebtedness" means Indebtedness for which the recourse for payment is limited to the asset securing such Indebtedness, with no liability of any Person, including the maker of such Indebtedness, for any deficiency between the proceeds derived from liquidation of such asset and the amount owed.

        "Note" means the promissory note of the Borrower in favor of the Lender evidencing the Loan made by the Lender, substantially in the form of Exhibit A.

        "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower or the Parent arising under any Loan Document or otherwise with respect to the Loan, or arising under any Related Swap Contract, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or the Parent or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

        "Operative Agreements" means this Agreement, the Note, the Pledge Agreement, the Loan Collection Account Agreement, the Trust Pledge Agreement, the Servicing Agreement, the Receivables Transfer Agreement, the Parent Limited Guaranty, the Trust Agreement, the Master Agreements, the User Agreements, the SOW 28 Contract, the SOW 28 Receivables Assignment, the SOW 28 Reallocation Agreement, the SOW 28 Tracking Certificate, the SOW 35 Contract, the SOW 35 Receivables Assignment, the SOW 35 Reallocation Agreement and the SOW 35 Tracking Certificate.

        "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

        "Other Payments" means payments received by the Trust from one or more Account Debtors in respect of Recurring Items in connection with their payments under the SOW 28 Contract or the SOW 35 Contract, and which were deposited in error by the Servicer into the Loan Collection Account.

        "Parent" means NeuStar, Inc., a Delaware corporation.

        "Parent Limited Guaranty" means the Limited Guaranty made by the Parent in favor of the Lender, substantially in the form of Exhibit B.

        "Participant" has the meaning specified in Section 10.07(c). "PBGC" means the Pension Benefit Guaranty Corporation.

        "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section.3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer. or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

        "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

        "Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

        "Pledge Agreement" means the Pledge and Security Agreement dated as of the date hereof by the Borrower to the Lender, as hereafter modified, amended or supplemented from time to time.

        "Pro Rata Share" means, with respect to the Lender, a fraction, the numerator of which shall be the sum of the amounts remaining due under the SOW 28 Contract and the SOW 35 Contract and the denominator of which shall be the sum of the amounts remaining due from Account Debtors under all SOW Receivables, as defined in the Trust Agreement. When used in Section 8.01, "Pro Rata Share" means, with respect to any lender of Non-Recourse Indebtedness, a fraction, the numerator of which shall be the sum of the amounts remaining due from Account Debtors under the SOW Receivables (as defined in the Trust Agreement) securing such NonRecourse Indebtedness and the denominator of which shall be the sum of the amounts remaining due under all SOW Receivables.

        "Receivables Transfer Agreement" means the Amended and Restated Receivables Transfer Agreement between the Parent and the Borrower dated as of as of the date hereof.

        "Recurring Items" means payment items under any Master Agreement or any statement of work for additional services pursuant to any Master Agreement, which payment items (a) continue until the termination of such Master Agreement, (b) do not represent payments for services provided under the SOW 28 Contract or the SOW 35 Contract and (c) are indicated as a separate line item on Account Debtors' invoices.

        "Regional LLCs" means each of Northeast Carrier Acquisition Contractor, LLC; MidAtlantic Carrier Acquisition Company, LLC; LNP, LLC; Southwest Region Portability Company, LLC; Southeast Number Portability Administration Company, LLC; Western Region Telephone Number Portability, LLC; and West Coast Portability Services, LLC.

        "Related Swap Contract" means all Swap Contracts that are entered into or maintained by the Borrower with the Lender or an affiliate of the Lender in connection with the Loan.

        "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

        "Responsible Officer" means the chief executive officer, president, chief operating officer, chief financial officer, senior vice president, treasurer or assistant treasurer of the Borrower or the Parent, as applicable. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower or the Parent, as applicable, shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower or the Parent, as applicable, and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower or the Parent, as applicable.

        "Restricted Payment" means (i) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets on or in respect of the Borrower's capital stock, not including payments made with respect to franchise taxes, and (ii) any payment on account of the purchase, redemption, defeasance or other retirement of the Borrower's capital stock or any other payment or distribution made in respect of any thereof, either direct or indirectly.

        "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

        "Servicer" means the Parent in its role as servicer of the SOW 28 Receivables and the SOW 35 Receivables pursuant to the terms and conditions of the Servicing Agreement and any successor or permitted assign thereunder (including the Back-Up Servicer if it becomes the Servicer under the Servicing Agreement).

        "Servicer Termination Event" has the meaning assigned to such term in the Servicing Agreement.

        "Servicing Agreement" means the Amended and Restated Servicing Agreement dated as of the date hereof relating to the servicing of the Receivables, as defined in the Receivables Transfer Agreement, as such agreement may be amended, modified, supplemented or restated from time to time in accordance with its terms.

        "SOW 28 Contract" means the Statement of Work No. 28 related to NPAC/SMS Software Release 3.1, between NeuStar, Inc. and North American Portability Management, LLC, on behalf of the Regional LLCs, dated August 28, 2001, as amended by the Consolidated Amending Letter for SOW 28 and SOW 30 dated August 26, 2002 and as amended by the Consolidated Amending Letter for SOW 28 and SOW 35 dated October 1, 2003.

        "SOW 28 Reallocation Agreement" means the Reallocation Agreement, as defined in the Trust Agreement, between the Borrower and the Parent with respect to the SOW 28 Receivables transferred to the Series Trust Estate, as defined in the Trust Agreement, of the SOW 28 Tracking Certificate.

        "SOW 28 Receivables" has the meaning assigned to such term in the Trust Agreement.

        "SOW 28 Receivables Assignment" means the Receivables Assignment, as defined in the Receivables Transfer Agreement, from the Parent with respect to the SOW 28 Receivables.

        "SOW 28 Tracking Certificate" has the meaning assigned to such term in the Trust Agreement.

        "SOW 35 Contract" means the Statement of Work No. 35 related to NPAC/SMC Services Software Release 3.2, between NeuStar, Inc. and North American Portability Management, LLC, on behalf of the Regional LLCs, dated July 2, 2002, as amended by the Consolidated Amending Letter for SOW 34 and SOW 35 dated November 11, 2002 and as amended by the Consolidated Amending Letter for SOW 28 and SOW 35 dated October 1, 2003.

        "SOW 35 Reallocation Agreement" means the Reallocation Agreement between the Borrower and the Parent with respect to the SOW 35 Receivables transferred to the Series Trust Estate, as defined in the Trust Agreement, of the SOW 35 Tracking Certificate.

        "SOW 35 Receivables" has the meaning assigned to such term in the Trust Agreement.

        "SOW 35 Receivables Assignment" means the Receivables Assignment, as defined in the Receivables Transfer Agreement, from the Parent with respect to the SOW 35 Receivables.

        "SOW 35 Tracking Certificate" has the meaning assigned to such term in the Trust Agreement.

        "Special Purpose Entity" means a corporation or limited liability company which meets the following criteria:

        (a)   Not engaging in any business or activity other than acting as the Borrower under this Agreement, entering into and consummating the transactions contemplated by the Operative Agreements, and activities necessary or incidental thereto.

        (b)   At all times having at least two Independent Directors or Independent Managers, as the case may be (except that such corporation or limited liability company need have only one Independent Director or Independent Manager, as the case may be, during a period of up to five consecutive Business Days following the death, disability or resignation of an Independent Director or Independent Manager, provided that such corporation or limited liability company appoints a replacement Independent Director or Independent Manager prior to the end of such five Business Day period).

        (c)   Requiring the unanimous consent of all its directors, including the Independent Directors or Independent Managers, as the case may be, to: (i) file, consent to the filing of, or join in any filing of, a bankruptcy or insolvency petition or otherwise institute insolvency proceedings; (ii) dissolve, liquidate, consolidate, merge or sell all or substantially all of its assets; (iii) engage in any business activity other than as set forth in its organizational documents; and (iv) amend Sections 2.3, 2.7 or 2.8 of the Borrower's limited liability company agreement.

        (d)   Qualified to do business to the extent required by law in any state in which any assets are located, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

        (e)   To the extent permitted by applicable Law, Independent Directors or Independent Managers shall be required to consider only the interests of the Borrower, including the interests of its creditors, when making decisions.

        (f)    Complying with the following separateness covenants:

          (i)    maintaining books and records separate and apart from those of any other Person;

          (ii)   maintaining its accounts separate from those of any other Person; (iii) not commingling its assets with those of any other Person;

          (iv)  conducting its own business in its own name;

          (v)   maintaining separate financial statements;

          (vi)  paying its own liabilities out of its own funds;

          (vii) observing all corporate formalities and other formalities required by the Borrower's organizational documents in all material respects;

          (viii) maintaining in all material respects an arm's-length relationship with its Affiliates;

          (ix)  paying the salaries of its own employees and maintaining a sufficient number of employees in light of its contemplated business operations;

          (x)   refraining from Guaranteeing or becoming obligated for the debts of, any other Person or holding its credit out as being available to satisfy the obligations of others;

          (xi)  refraining from acquiring obligations or securities of its stockholders;

          (xii) allocating fairly and reasonably any overhead for shared office space;

          (xiii) using separate stationery, invoices and checks;

          (xiv) refraining from pledging its assets for the benefit of any other Person or making any loans or advances to any Person except in connection with the Operative Agreements;

          (xv) holding itself out as a separate entity; and correcting any known misunderstanding regarding its separate identity.

        "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Parent.

        "Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, an "ISDA Master Agreement"), including any such obligations or liabilities under any ISDA Master Agreement.

        "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-tomarket value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

        "Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a socalled synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

        "Tax" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, together with any interest any penalties thereon.

        "Trust" means the NeuStar Master Trust created under the Trust Agreement.

        "Trust Agreement" means the Amended and Restated Master Trust Agreement dated as of the date hereof among the Borrower, as transferor, The Bank of New York, as Trustee, and The Bank of New York (Delaware), as Delaware Trustee, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

        "Trust Pledge Agreement" means the Pledge and Security Agreement dated as of November 2, 2001 between the Borrower and the Trust, as such agreement may be amended, supplemented or modified from time to time in accordance with its terms.

        "Trustee" means The Bank of New York and/or The Bank of New York (Delaware), as regular and Delaware trustees of the Trust.

        "UCC" means the Uniform Commercial Code as in effect in the State of New York, except with respect to matters of perfection or the effect of perfection, in which case, as in effect in the applicable jurisdiction.

        "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

        "United States" and "U.S." mean the United States of America.

        "U.S. Government Obligations" means direct obligations of the United States of America, or any agency or instrumentality thereof for the payment of which the full faith and credit of the United States of America is pledged.

        "User Agreement" means, collectively, each Number Portability Administration Center/Service Management System User Agreement between an Account Debtor and the Parent.

1.02
Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

        (a)   The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

        (b)   (i) The words "herein," "hereto," "hereof' and "hereunder" and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

          (ii)   Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

          (iii)  The term "including" is by way of example and not limitation.

          (iv)  The term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

        (c)   In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

        (d)   Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

        1.03 Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

        1.04 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

        1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.
THE LOAN

        2.01 Loan. Subject to the terms and conditions set forth herein, the Lender agrees to make a loan (the "Loan") to the Borrower on the Closing Date in the principal amount of $10,107,440. The principal amount of the Loan outstanding hereunder from time to time shall bear interest and the Loan shall be repayable as herein provided. No amount of the Loan repaid or prepaid by the Borrower may be reborrowed hereunder, and no subsequent advance of the Loan shall be made by the Lender after the Closing Date. Upon satisfaction of the applicable conditions set forth in Section 5.01, the Lender shall make the proceeds of the Loan available to the Borrower either by (i) crediting the account of the Borrower on the books of the Lender with the amount of such proceeds or (ii) wire transfer of such proceeds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower.

        2.02 [Reserved].

        2.03 Repayment of the Loan. Principal installments of the amount by which $1,111,818 exceeds the amounts prepaid pursuant to Section 2.09(b)(vi) shall be due by 3:00 p.m. on the last Business Day of each January and July, commencing January, 2004; provided, however, that the entire outstanding principal amount of the Loan shall be due and payable in full on the Maturity Date.

        2.04 Prepayments. In addition to the required payments of the principal of the Loan pursuant to Section 2.03 and the automatic prepayments of principal of the Loan made pursuant to Section 2.09(b)(vi), the Borrower may, upon notice to the Lender, at any time or from time to time voluntarily prepay the Loan in whole or in part; provided that (i) such notice must be received by the Lender not later than 1:00 p.m. three Business Days prior to the date of prepayment; (ii) any prepayment shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof;

or, if less, the entire principal amount of the Loan then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of the Loan shall be accompanied by all accrued interest thereon. Each such prepayment shall be applied to the Loan in inverse order of the required principal payments. Notwithstanding anything to the contrary contained herein, if the Borrower shall prepay the Loan in whole or in part prior to the date which is eighteen (18) months after the Closing Date, without providing evidence reasonably satisfactory to the Lender that such prepayment is being made from proceeds of the SOW 28 Receivables and/or the SOW 35 Receivables, the Borrower shall also pay, along with the prepayment, an early termination fee of 0.50% of the principal amount of the Loan being prepaid.

        2.05 Interest.

        (a)   Subject to the provisions of subsection (b) below and Article III, the Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the LIBOR Floating Rate.

        (b)   If any amount payable by the Borrower under any Loan Document, including but not limited to principal installments due on the Loan, is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

        (c)   Interest on the Loan shall be due and payable in arrears on each Interest Payment Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

        2.06 Commitment Fee. On or before the Closing Date, the Borrower shall pay to the Lender a commitment fee equal to .50% of the original principal amount of the Loan.

        2.07 Computation of Interest and Fees. All computations of interest for the Base Rate, when determined by the Lender's "prime rate", shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on the Loan for the day on which the Loan is made, and shall not accrue on the Loan, or any portion thereof, for the day on which the Loan or such portion is paid.

        2.08 Evidence of Debt. The Loan made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Loan made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. The Borrower shall execute and deliver to the Lender the Note, which shall evidence the Lender's Loan in addition to such accounts or records. The Lender may attach schedules to the Note and endorse thereon the date, amount and maturity of the Loan and payments with respect thereto.

        2.09 Payments Generally.

        (a)   On any Business Day, other than a Business Day following the occurrence and during the continuation of a Default or Event of Default, the Borrower may request that the Lender release from the Loan Collection Account to the Borrower (or to such other Person as may be specified by the Borrower in such request) any funds contained in the Loan Collection Account which represent Other Payments. Any such request shall (i) be in writing and specify the amount of Other Payments which are requested to be released pursuant to this Section 2.09(a), (ii) include a representation as to whether a Default or Event of Default has occurred and is continuing, (iii) be signed by an authorized officer of the Borrower and (iv) identify the account of the Borrower to which such funds are to be credited. Upon receipt of such request, provided the Lender has not advised the Borrower in writing that the Lender reasonably believes in good faith that a Default or Event of Default has occurred and is continuing, the Lender shall cause the requested amount of Other Payments to be released from the Loan Collection Account in accordance with the Borrower's request not later than (i) if such request was received by the Lender prior to 12:00 p.m. on a Business Day, 3:00 p.m. on such Business Day or (ii) if such request was received by the Lender after 12:00 p.m. on a Business Day, 3:00 p.m. on the next Business Day.

        (b)   On the last Business Day of each month, the Lender shall apply the funds in the Loan Collection Account (other than any such funds constituting Other Payments, which shall be disbursed in accordance with Section 2.09(a) above) in the following order of priority (other than following the occurrence and during the continuation of a Default or Event of Default (in which case Section 2.09(c) shall apply)):

          (i)    first, if the Servicer is not the Parent or an Affiliate of the Parent or the Borrower, to the payment to the Servicer of the Pro Rata Share of the accrued and unpaid Monthly Servicing Fee (as defined in the Servicing Agreement) and, in the Lender's sole discretion, all or any additional portion of such Monthly Servicing Fee;

          (ii)   second, if the Back-Up Servicer is not the Servicer, to the payment to the Back-Up Servicer of the Pro Rata Share of the accrued and unpaid Back-Up Servicer Fee (as defined in the Servicing Agreement) and, in the Lender's sole discretion, all or any additional portion of such Back-Up Servicer Fee;

          (iii)  third, to the Back-Up Servicer (whether acting in its capacity as Back-Up Servicer or as successor Servicer) for reimbursement of the Pro Rata Share of any reasonable out-of-pocket costs and expenses incurred by the Back-Up Servicer which are required to be paid by the Borrower or the Parent under Section 5.5(a) of the Servicing Agreement (including, without limitation any reasonable attorneys' fees and expenses and expenses relating to enforcement of rights) and, in the Lender's sole discretion, all or any additional portion of such costs and expenses, to the extent not paid by the Borrower or the Parent under Section 5.5(a) of the Servicing Agreement within thirty (30) days after the Back-Up Servicer has sent to the Borrower an invoice therefor (provided, however, that if the Borrower or the Parent subsequently pays any such amount for which the Back-Up Servicer has been previously paid pursuant to this Section 2.09, the BackUp Servicer shall promptly remit any such amounts to the Loan Collection Account);

          (iv)  fourth, to the reimbursement of out-of-pocket costs and expenses of the Lender (including without limitation reasonable legal fees and expenses and expenses relating to enforcement of rights) incurred in connection with the Loan and the Loan Documents for which the Borrower is responsible pursuant to the Loan Documents and for which the Lender has not previously been reimbursed;

          (v)   fifth, to the payment of any accrued and unpaid interest on the Loan;

          (vi)  sixth, on a pro rata basis, to the payment of (X) unpaid principal balance of the Loan, which amounts shall be applied toward the principal installments due on the Loan pursuant to

  Section 2.03 and, without regard to the provisions of Section 2.04, be applied as a prepayment of the outstanding principal amount of the Loan and (Y) payment obligations under Related Swap Contracts;

          (vii) seventh, to the payment to the Servicer (if the Servicer is the Parent or an Affiliate of the Parent or the Borrower) of the Pro Rata Share of the accrued and unpaid Monthly Servicing Fee (as defined in the Servicing Agreement); and

          (viii) eighth, to the Borrower.

        (c)   Following the occurrence and during the continuation of any Default or Event of Default, the Lender shall apply all funds in the Loan Collection Account in the following order of priority;

          (i)    first, if the Servicer is not the Parent or an. Affiliate of the Parent or the Borrower, to the payment to the Servicer of the Pro Rata Share of the accrued and unpaid Monthly Servicing Fee (as defined in the Servicing Agreement) and, in the Lender's sole discretion, all or any additional portion of such Monthly Servicing Fee;

          (ii)   second, if the Back-Up Servicer is not the Servicer, to the payment to the Back-Up Servicer of the Pro Rata Share of the accrued and unpaid Back-Up Servicer Fee (as defined in the Servicing Agreement) and, in the Lender's sole discretion, all or any additional portion of such Back-Up Servicer Fee;

          (iii)  third, to the Back-Up Servicer (whether acting in its capacity as Back-Up Servicer or as successor Servicer) for reimbursement of the Pro Rata Share of any reasonable out-of-pocket costs and expenses incurred by the Back-Up Servicer which are required to be paid by the Borrower or the Parent under Section 5.5(a) of the Servicing Agreement (including without limitation, any reasonable attorneys' fees and expenses and expenses relating to enforcement of rights) and, in the Lender's sole discretion, all or any additional portion of such costs and expenses, to the extent not paid by the Borrower or the Parent under Section 5.5(a) of the Servicing Agreement within thirty (30) days after the Back-Up Servicer has sent to the Borrower an invoice therefor (provided, however, that if the Borrower or the Parent subsequently pays any such amount for which the Back-Up Servicer has been previously paid pursuant to this Section 2.09, the BackUp Servicer shall promptly remit any such amounts to the Loan Collection Account);

          (iv)  fourth, to the reimbursement of out-of-pocket costs and expenses of the Lender (including without limitation reasonable legal fees and expenses and expenses relating to the enforcement of rights) incurred in connection with the Loan and the Loan Documents for which the Borrower is responsible pursuant to the Loan Documents and for which the Lender has not previously been reimbursed;

          (v)   fifth, to the repayment of any accrued and unpaid interest on the Loan;

          (vi)  sixth, on a pro rata basis, to the payment of (X) the unpaid principal balance of the Loan and (Y) net payment obligations with respect to Related Swap Contracts;

          (vii) seventh, to the payment to the Servicer (if the Servicer is the Parent or an Affiliate of the Parent or the Borrower) of the Pro Rata Share of the accrued and unpaid Monthly Servicing Fee (as defined in the Servicing Agreement); and

          (viii) eighth, to the Borrower.

        (d)   Funds in the Loan Collection Account remain the property of the Borrower, subject to the Loan Documents. The Loan Collection Account, and all amounts and items on deposit therein or credited thereto from time to time, shall at all times be subject to the security interest of the Lender created under the Loan Collection Account Agreement.

        (e)   All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the Lending Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein. All payments received by the Lender after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

        (f)    If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

        (g)   Nothing herein shall be deemed to obligate the Lender to obtain the funds for the Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for the Loan in any particular place or manner.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

        3.01 Taxes.

        (a)   Any and all payments by the Borrower to or for the account of the Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Lender is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to for purposes of this Article III as "Taxes"). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof.

        (b)   In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

        (c)   If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Lender, the Borrower shall also pay to the Lender, at the time interest is paid, such additional amount that the Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Lender would have received if such Taxes or Other Taxes had not been imposed.

        (d)   The Borrower agrees to indemnify the Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender makes a demand therefor.

        3.02 Illegality. If the Lender in good faith reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its Lending Office to determine or charge interest rates based upon the LIBOR Floating Rate, the Lender shall give notice thereof to the Borrower of the circumstances giving rise to such determination and that the applicable rate of interest on the Loan shall be converted, as of the date of such circumstances giving rise to such unlawfulness, to the Base Rate. The Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of the Lender, otherwise be materially disadvantageous to the Lender.

        3.03 Inability to Determine LIBOR Floating Rate. If the Lender in good faith reasonably determines that adequate and reasonable means do not exist for determining the LIBOR Floating Rate, or that the LIBOR Floating Rate does not adequately and fairly reflect the cost to the Lender of funding the Loan, the Lender will promptly notify the Borrower of such fact and that the applicable rate of interest on the Loan shall be converted, as of the date of such notice, to the Base Rate.

        3.04 Increased Cost and Reduced Return; Capital Adequacy.

        (a)   If the Lender in good faith reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, or the Lender's compliance therewith, there shall be any increase in the cost to the Lender of maintaining the Loan, or a reduction in the amount received or receivable by the Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which the Lender is organized or has its Lending Office, and (iii) reserve requirements utilized in the determination of the LIBOR Floating Rate), then from time to time upon demand of the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such increased cost or reduction.

        (b)   If the Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by the Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of the Lender or any corporation controlling the Lender as a consequence of the Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and the Lender's desired return on capital), then from time to time upon demand of the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such reduction.

        3.05 [Reserved].

        3.06 Requests for Compensation. A certificate of the Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Lender may use any reasonable averaging and attribution methods.

        3.07 Survival. All of the Borrower's obligations under this Article III shall survive the repayment of all other Obligations hereunder.

ARTICLE IV.
SECURITY

        4.01 Security. As security for the full and timely payment and performance of all Obligations, the Borrower shall, on or before the Closing Date, do or cause to be done all things reasonably necessary in the opinion of the Lender and its counsel to grant to the Lender a duly perfected first priority security interest in all Collateral subject to no prior Lien or other encumbrance or restriction on transfer (other than restrictions on transfer imposed by applicable securities laws), except as expressly permitted hereunder. Without limiting the foregoing, on the Closing Date, the Borrower shall deliver to the Lender, in form and substance reasonably acceptable to the Lender, (a) the Pledge Agreement, which shall pledge to the Lender certain personal property (including its rights to payments under the SOW 28 Tracking Certificate and the SOW 35 Tracking Certificate) of the Borrower more particularly described therein, (b) the Loan Collection Account Agreement, (c) the Parent Limited Guaranty, and (d) UCC financing statements in form, substance and number as requested by the Lender, reflecting the Lien in favor of the Lender on the Collateral, and shall take such further action and deliver or cause to be delivered such further documents as required by the Pledge Agreement or otherwise as the Lender may reasonably request to effect the transactions contemplated by this Article IV.

        In connection with the grant of the security interests in the Collateral, the Borrower hereby represents and warrants to the Lender as follows: (a) the security interests created in favor of the Lender under the Loan Documents will at all times from and after the Closing Date constitute, as security for the obligations purported to be secured thereby, a legal, valid and enforceable security interest in and, when UCC financing statements are filed in accordance with the UCC, will constitute a perfected first priority Lien on, all of the Collateral in which a security interest can be perfected by the filing of financing statements under the UCC; (b) the Loan Documents, together with the filing of UCC financing statements delivered to the Lender and the delivery to the Lender of the SOW 28 Tracking Certificate and the SOW 35 Tracking Certificate, accompanied by an appropriate instrument of transfer with respect thereto, duly executed by the Borrower, are effective to create a perfected first priority lien on the SOW 28 Tracking Certificate and the SOW 35 Tracking Certificate and the other Collateral described in the Pledge Agreement in favor of the Lender; (c) the Trust has good title to all Receivables (as defined in the Receivables Transfer Agreement), including the SOW 28 Receivables and the SOW 35 Receivables, and the Borrower has good title to the SOW 28 Tracking Certificate and the SOW 35 Tracking Certificate, subject only to the Lien of the Lender; and (d) no consents, filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interest purported to be created by any of the Loan Documents, other than such as have been obtained and which remain in full force and effect and other than the filing of UCC financing statements delivered to the Lender for filing but not yet filed, and the periodic filing of UCC continuation statements in respect of UCC financing statements filed on behalf of the Lender.

        4.02 Further Assurances. At the request of the Lender, the Borrower will execute, by its duly authorized officers, alone or with the Lender, any certificate, instrument, financing statement, control agreement, statement or document, or to procure any such certificate, instrument, statement or document, or to take such other action (and pay all connected costs) which the Lender reasonably deems necessary from time to time to create, continue or preserve the liens and security interests in Collateral (and the perfection and priority thereof) of the Lender contemplated hereby and by the other Loan Documents and specifically including all Collateral acquired by the Borrower after the Closing Date. The Lender is hereby irrevocably authorized to execute (if necessary) and file or cause to be filed, with or if permitted by applicable law without the signature of the Borrower appearing thereon, all Uniform Commercial Code financing statements reflecting the Borrower as "debtor" and the Lender as "secured party", and continuations thereof and amendments thereto, as the Lender reasonably deems necessary or advisable to give effect to the transactions contemplated hereby and by the other Loan Documents.

        4.03 Location of Records; Chief Executive Office. The offices at which the Borrower keeps its records concerning the Collateral are located at 46000 Center Oak Plaza, Building 10, Sterling, VA 20166. The chief executive office of the Borrower is located at such address and is the place where the Borrower is "located" for the purposes of Section 9-103(3)(d) of the UCC as in effect in the State of New York and the Commonwealth of Virginia. The state and county where the chief executive office of the Borrower is "located" for the purposes of Section 9-103(3)(d) of the UCC as in effect in the State of New York and the Commonwealth of Virginia has not changed in the past four months.

ARTICLE V.
CONDITIONS PRECEDENT TO LOAN

        5.01 Conditions of Loan. The obligation of the Lender to make the Loan hereunder is subject to satisfaction of the following conditions precedent:

        (a)   The Lender's receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower or the Parent, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Lender and its legal counsel:

          (i)    executed counterparts of this Agreement, the Parent Limited Guaranty, the Pledge Agreement and the Loan Collection Account Agreement, sufficient in number for distribution to the Lender, the Parent, the Borrower and, with respect to the Pledge Agreement and the Loan Collection Account Agreement, the Servicer;

          (ii)   the Note executed by the Borrower;

          (iii)  executed counterparts of the Servicing Agreement, the Receivables Transfer Agreement, the Trust Agreement and all other Operative Agreements;

          (iv)  certified copies of the SOW 28 Contract, the SOW 35 Contract, the Master Agreement between Northeast Carrier Acquisition Company, L.L.C. and the Parent, and the User Agreement between the West Coast LLC and the Parent;

          (v)   such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower and the Parent as the Lender may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower or the Parent is a party, as applicable;

          (vi)  such documents and certifications as the Lender may reasonably require to evidence that each of the Borrower and the Parent is duly organized or formed, and that each of the Borrower and the Parent is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

          (vii) a certificate of a Responsible Officer of each of the Borrower and the Parent either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by it and the validity against it of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

          (viii) a certificate signed by a Responsible Officer of the Borrower certifying on behalf of the Borrower (A) that (1) the representations and warranties of the Borrower contained in Articles IV and VI hereof or in any other Loan Document executed and delivered on the Closing Date to which the Borrower is a party, shall be true and correct on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and (2) no Default shall exist, or would result from the Loan, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

          (ix)  a certificate signed by a Responsible Officer of the Parent certifying on behalf of the Parent, (A) that the representations and warranties of the Parent made in the Operative Agreements executed and delivered on the Closing Date to which it is a party are true and correct on and as of the Closing Date, to the same extent as through made on and as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date; (B) certifying on behalf of the Parent that the Parent has in all material respects performed all agreements and satisfied all conditions set forth in the Operative Agreements to which it is a party to be performed or satisfied by it on or before the Closing Date, and (C) as to certain organizational matters and the incumbency of each officer authorized by the Parent to sign the Operative Documents to which the Parent is a party on behalf of the Parent;

          (x)   the favorable written opinion of Kramer Levin Naftalis & Frankel LLP, counsel for the Borrower, the Parent and the Servicer, in form and substance reasonably satisfactory to the Lender and its counsel, dated as of the Closing Date;

          (xi)  the legal opinions of Thacher Proffitt & Wood regarding the bankruptcy remote status of the Borrower and the "true sale" of the Receivables under the Receivables Transfer Agreement;

          (xii) the favorable written opinion of Morrison & Foerster LLP, special regulatory counsel for the Borrower, in form and substance reasonably satisfactory to the Lender and its counsel, dated as of the Closing Date as to, among other matters, the enforceability of the SOW 28 Contract and the SOW 35 Contract against the respective Account Debtors;

          (xiii) a reliance letter with respect to the legal opinion of Richards, Layton & Finger, P.A., special Delaware counsel to the Trust, regarding matters relating to the Trust;

          (xiv) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

          (xv) evidence that the DB Credit Agreement has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the DB Credit Agreement have been or concurrently with the Closing Date are being released;

          (xvi) evidence that the SOW Price (as defined in each of the SOW 28 Contract and the SOW 35 Contract) of the SOW 28 Contract and the SOW 35 Contract is not less than $6,968,184.00 and $6,881,985.51, respectively, that the SOW 35 Contract is in full force and effect, and that at least one billing cycle with respect to the SOW 35 Contract has been completed;

          (xvii) evidence that all conditions to the issuance and pledge of the SOW 28 Tracking Certificate and the SOW 35 Tracking Certificate contained in the Operative Documents have been complied with, together with the original SOW 28 Tracking Certificate and the original SOW 35 Tracking Certificate, each authenticated by The Bank of New York, as Trustee under the Trust Agreement;

          (xviii) Amendment No. 1 to that certain Credit Agreement dated as of August 14, 2002 between the Lender and the Parent;

          (xix) evidence of the payment to the Lender of the commitment fee described in Section 2.06; and

          (xx) such other assurances, certificates, documents, consents or opinions as the Lender reasonably may require.

        (b)   Any other fees required to be paid on or before the Closing Date shall have been paid.

        (c)   The Borrower shall have paid all Attorney Costs of the Lender to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the. Lender).

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants to the Lender that:

        6.01 Organization; Power; Qualification. The Borrower is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, has the power, legal right and authority to own its assets and to carry on its operations as proposed to be conducted and is duly qualified and is in good standing and authorized to do business in each jurisdiction in which the character of its assets or the nature of its operations requires such qualification or authorization and the failure to be so qualified or authorized is reasonably likely to have a Material Adverse Effect.

        6.02 Authorization and Binding Effect. The Borrower has the power and has taken all necessary action to authorize it to borrow hereunder, to create the Liens under the Loan Documents, to execute, deliver and perform this Agreement and each of the other Operative Agreement to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Borrower and is, and each of the other Operative Agreements to which it is a party is, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to any applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights and secured parties generally, and subject to general principles of equity.

        6.03 Compliance with Laws, Agreement, Other Operative Agreements and Contemplated Transactions. The execution, delivery and performance by the Borrower of this Agreement and each of the other Operative Agreements to which the Borrower is a party in accordance with their respective terms and the consummation of the transactions contemplated hereby and thereby by the Borrower do not (i) require any consent or approval of any Person,

        (b)   Any other fees required to be paid on or before the Closing Date shall have been except for consents and approvals that have already been obtained, (ii) violate any applicable Law, the non-compliance with which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, (iii) conflict with, result in a breach of, or constitute a default under the certificate of formation or the limited liability company agreement, as the same may have been amended or restated (or comparable constitutive documents), of the Borrower or conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument, to which the Borrower is a party or by which it or any of its properties is bound, which conflict, breach or default would be reasonably likely to have a Material Adverse Effect, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower other than as provided in the Loan Documents. The Borrower is in compliance with all applicable Laws, the non-compliance with which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

        6.04 Capitalization, Ownership and Subsidiaries. All the membership interests in the Borrower are owned by the Parent. The Borrower has no Subsidiaries.

        6.05 Taxes. The Borrower has filed all United States federal tax returns and all other tax returns which are required to be filed and has paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower, except such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists and except where the failure to so file or pay is not reasonably expected to have a Material Adverse Effect.

        6.06 Title to Assets. The Borrower has good and marketable title to all its assets. There is no Person, other than the Borrower and the Lender, that holds, owns or otherwise has any rights in or to any of the Collateral. None of such assets is subject to any Liens (other than in favor of the Lender). No financing statement under the applicable UCC and no other filing which names the Borrower as debtor or which covers or purports to cover any of the Collateral is on file in any state or other jurisdiction, other than such filings made pursuant to this Agreement and the other Operative Agreements.

        6.07 Litigation. Other than actions, suits or proceedings of the character normally incident to the kind of business conducted by it, there is no action, suit or proceeding pending against (nor, to the knowledge of the Borrower, any action, suit or proceeding threatened against) the Borrower or any of its assets in any court or before any arbitrator of any kind or before or by any Governmental Authority which is reasonably likely to be adversely determined and if so determined would be, individually or in the aggregate, reasonably likely to have a Material Adverse Effect; and no default by it has occurred and is continuing with respect to any order of any court or arbitrator, or with respect to any order of a Governmental Authority which would be reasonably likely to result in a Material Adverse Effect.

        6.08 Interim Operations. Since the date of its organization, the Borrower has not engaged in any business activities except as contemplated by this Agreement and the other Operative Agreements and the DB Credit Agreement.

        6.09 Indebtedness; No Material Adverse Effect.

        (a)   As of the Closing Date and upon the effectiveness of this Agreement, the Borrower has no Indebtedness other than the Obligations hereunder and obligations under the DB Credit Agreement.

        (b)   Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

        6.10 ERISA. No Reportable Event for which the notice requirements have not been waived by the Pension Benefit Guaranty Corporation has occurred and is continuing with respect to any Plan of the Borrower or any ERISA Affiliate, no other event has occurred nor does any condition exist which might constitute grounds under Section 4042 of ERISA for the termination of (or the appointment of a trustee to administer) any such Plan, and the actuarial present value of all benefit liabilities (as defined in Section 4001(a)(16) of ERISA) under each such Plan (other than a Multiemployer Plan) does not exceed, by more than an immaterial amount, the fair market value of the assets allocable to such liabilities, determined as if such Plan were terminated and using such Plan's actuarial assumptions as set forth in the most recent actuarial report pertaining to such Plan. Neither the Borrower nor any ERISA Affiliate has incurred any material accumulated funding deficiency (whether or not waived) within the meaning of ERISA or Section 412 of the Code or failed to pay an installment required under Section 412(m) of the Code, nor has the Borrower or any ERISA Affiliate incurred any material liability to the Pension Benefit Guaranty Corporation (or any successor thereto under ERISA) in connection with any Plan. No material liability has been incurred and is outstanding with respect to any Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA) as a result of the complete or partial withdrawal by the Borrower or any ERISA Affiliate from such Multiemployer Plan under Title IV of ERISA, nor has the Borrower or any ERISA Affiliate been notified by any such Multiemployer Plan that such Multiemployer Plan is in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.

        6.11 Compliance with Regulations T, U and X. The Borrower does not hold any margin stock (within the meaning of Regulation U issued by the FRB) and has not been engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulations T, U and X of the FRB. No part of the proceeds of the Loan is intended to be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of Regulation U, and no part of the proceeds of the Loan has been or will be used in any manner that will cause this Agreement or any of the parties hereto to violate Regulations T, U or X, each as in effect on the Closing Date.

        6.12 Governmental Regulation. The Borrower is not required to obtain any consent, approval, authorization, permit or license from, or effect any filing or registration with, any federal, state, municipal or local regulatory authority in connection with the execution, delivery and performance, in accordance with their respective terms, of, as applicable, this Agreement or any other Operative Agreement to which it is a party, the borrowing hereunder and the granting of the Liens under the Loan Documents except the filing of financing statements with regard to such Liens, as appropriate, in the State of Delaware, or where failure to do so would not have a Material Adverse Effect.

        6.13 Contract and Obligations.

        (a)   The Borrower is not a party to, or bound by, any Contractual Obligation other than (i) obligations consisting of continuing indemnities and other contingent obligations of the Borrower that may be owing pursuant to and expressly survive termination of the DB Credit Agreement, (ii) the Operative Agreements to which it is a party and (iii) its limited liability company agreement;

        (b)   the Borrower is not in breach in the performance, observance or fulfillment of its obligations, covenants or conditions contained in any Contractual Obligation to which it is a party and no event has occurred which (with or without the giving of notice or lapse of time or both) would constitute such a breach by the Borrower;

        (c)   to the knowledge of the Borrower, neither the Parent nor the Servicer is in breach, default or non-compliance with the terms of any Operative Agreements to which either is a party and no event has occurred which with notice or lapse of time would constitute such a breach, default or non-performance or permit termination, modification or acceleration thereof.

        6.14 Third Party Consents. The Collateral is transferable and assignable to the Lender as contemplated by this Agreement without the waiver of any right of first refusal and there exists no right of purchase in favor of any Person (other than the Lender) with respect to any of the Collateral. The consummation by the Borrower of the transactions contemplated by this Agreement and the other Operative Agreements to which Borrower is a party does not require the consent of any other Person or if such consent is required, it has been obtained and is in full force and effect.

        6.15 Absence of Default. The Borrower is in compliance in all material respects with all of the provisions of its limited liability company agreement (or comparable constitutive documents), as the same have been amended from time to time, and no event has occurred, or failed to occur, which has not been remedied or waived, the occurrence or non occurrence of which constitutes, or which with the passage of time or giving of notice or both would constitute, (i) a Default or an Event of Default or (ii) a default by the Borrower under any indenture, agreement, trust agreement or other instrument, or any judgment, decree or order to which the Borrower is a party or by which the Borrower or any of its properties is bound, which default would be reasonably expected to have a Material Adverse Effect.

        6.16 Permits. The Borrower has obtained all licenses, franchises, permits, registrations and similar authorizations which are necessary for the conduct by it of its business as conducted as of each time this representation and warranty is made and which, if not obtained and maintained, would be reasonably expected to have a Material Adverse Effect.

        6.17 Environmental Matters. Except as would be reasonably expected not to have a Material Adverse Effect, (i) the Borrower is in compliance with all applicable Environmental Laws, (ii) the Borrower has all permits, authorization, and approvals required under any applicable Environmental Laws and is in compliance with these requirements, (iii) there are no pending or, to the knowledge of the Borrower, threatened Environmental Claims against the Borrower and (iv) there are no encumbrances with respect to any property or operations of the Borrower that could reasonably be anticipated to form the basis for an Environmental Claim against the Borrower.

        6.18 Status under Certain Laws. The Borrower is not an "investment company" or a "person directly or indirectly controlled by or acting on behalf of an investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company," or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended. The Borrower is not subject to regulation as a "common carrier" or "contract carrier" or any similar classification by or under the laws of any state.

        6.19 Solvency. The Borrower is solvent both before and after giving effect to the Loan and the payment of all fees, costs and expenses payable by the Borrower in connection therewith and the application of the net proceeds of the Loan.

        6.20 Special Purpose Entity. The Borrower is a Special Purpose Entity.

        6.21 Master Agreements; User Agreements. Each Master Agreement is in full force and effect and constitutes an enforceable obligation of all parties thereto, and no notice of termination has been received by the Borrower or the Parent with respect thereto. Each Master Agreement is substantially identical in all material respects to the Master Agreement between Northeast Carrier Acquisition Company, L.L.C. and the Parent, a true and correct copy of which has been furnished to the Lender. Each of the User Agreements is substantially identical in all material respects to the User Agreement between the West Coast LLC and the Parent, a true and correct copy of which has been furnished to the Lender. Each of the Regional LLCs is duly organized, validly existing and in good standing as a limited liability company under the laws of the jurisdiction of its organization. In the case of each User Agreement and each Master Agreement, (i) each of the parties thereto (which includes each of the Regional LLCs) has the power to enter into and perform its obligations thereunder, (ii) each of the parties thereto has duly authorized the execution and delivery of each such User Agreement and each such Master Agreement and the performance of its obligations thereunder, (iii) each User Agreement and each Master Agreement has been duly executed by each party thereto (which includes each of the Regional LLCs), (iv) the execution and delivery of each User Agreement and each Master Agreement by each of the parties thereto and the performance by each of the parties of its obligations thereunder do not violate any law, rule or regulation, and (v) each User Agreement and each Master Agreement constitutes the legal, valid and binding obligation of the parties thereto, enforceable against the parties in accordance with its terms.

        6.22 Financed SOW Receivables.

        (a)   The Lender has been furnished with a true and correct copy of the SOW 28 Contract. The SOW 28 Contract constitutes a binding obligation of the Regional LLCs, and each of the Account Debtors is legally obligated to make payments in respect of the SOW 28 Contract. No consent other than that which has been obtained on behalf of the Account Debtors is or was required in connection with (i) the transfer of the SOW 28 Receivables from the Parent to the Borrower, (ii) the transfer of the SOW 28 Receivables from the Borrower to the Trust, or (iii) the issuance by the Trust of the SOW 28 Tracking Certificate or the pledge of the SOW 28 Tracking Certificate by the Borrower to the Lender. The interest rate to be charged the Account Debtors in respect of the SOW 28 Contract will not be less than 9.4605%. The Account Debtors are billed in respect of the SOW 28 Receivables based on data the Account Debtors have submitted previously in their Telecommunications Reporting Worksheets. The schedule of payments to be received in respect of the SOW 28 Receivables set forth on Schedule 1 to the Receivables Transfer Agreement is true, complete and accurate in all material respects. No Regional LLC is in default under or has asserted any objection, defense or claim of set-off or recoupment to all or any part of the SOW 28 Receivables or the SOW 28 Contract, any Master Agreement or any User Agreement; the amounts reflected on Schedule 1 of the Receivables Transfer Agreement as owing by the Account Debtors under the SOW 28 Receivables constitute bona fide enforceable claims against each of the Account Debtors for services rendered; each of the Account Debtors has made at least one periodic payment under the SOW 28 Contract; none of the Account Debtors has claimed an exemption on its Telecommunications Reporting Worksheet (and neither the Borrower nor the Parent has received actual notice that any Account Debtor has claimed such an exemption in any other manner) from the Federal Communications Commission's local number portability cost recovery contribution obligations established in the Federal Communications Commission's Third Report and Order.

        (b)   The Lender has been furnished with a true and correct copy of the SOW 35 Contract. The SOW 35 Contract constitutes a binding obligation of the Regional LLCs, and each of the Account Debtors is legally obligated to make payments in respect of the SOW 35 Contract. No consent other than that which has been obtained on behalf of the Account Debtors is or was required in connection with (i) the transfer of the SOW 35 Receivables from the Parent to the Borrower, (ii) the transfer of the SOW 35 Receivables from the Borrower to the Trust, or (iii) the issuance by the Trust of the SOW 35 Tracking Certificate or the pledge of the SOW 35 Tracking Certificate by the Borrower to the Lender. The interest rate to be charged the Account Debtors in respect of the SOW 35 Contract will not be less than 9.4605%. The Account Debtors are billed in respect of the SOW 35 Receivables based on data the Account Debtors have submitted previously in their Telecommunications Reporting Worksheets. The schedule of payments to be received in respect of the SOW 35 Receivables set forth on Schedule 1 to the Receivables Transfer Agreement is true, complete and accurate in all material respects. No Regional LLC is in default under or has asserted any objection, defense or claim of set-off or recoupment to all or any part of the SOW 35 Receivables or the SOW 35 Contract, any Master Agreement or any User Agreement; the amounts reflected on Schedule 1 of the Receivables Transfer Agreement as owing by the Account Debtors under the SOW 35 Receivables constitute bona fide enforceable claims against each of the Account Debtors for services rendered; not less than 95% of the Account Debtors have been invoiced with respect to the SOW 35 Contract and not less than 75% of the amounts billed under the SOW 35 Contract have been paid; none of the Account Debtors has claimed an exemption on its Telecommunications Reporting Worksheet (and neither the Borrower nor the Parent has received actual notice that any Account Debtor has claimed such an exemption in any other manner) from the Federal Communications Commission's local number portability cost recovery contribution obligations established in the Federal Communications Commission's Third Report and Order.

        6.23 No Withholding Tax. No payments by any Account Debtor with respect to the SOW 28 Receivables or the SOW 35 Receivables are subject to reduction on account of any withholding tax.

        6.24 Intellectual Property. The Borrower owns or has the valid right to use all material trademarks and service marks, tradenames, patents, copyrights, trade secrets and technology used in or necessary to conduct its operations (collectively, the "Intellectual Property"). All registrations by the Borrower therefor are in full force and effect and are valid and enforceable (except for such registrations the failure of which to be in full force and effect is not reasonably likely to have a Material Adverse Effect). The conduct of the Borrower's operations as currently conducted does not to the knowledge of the Borrower infringe upon, violate, misappropriate or dilute any intellectual property of a third party which infringement, violation, misappropriation or dilution is reasonably likely to have a Material Adverse Effect. There is no pending or to the Borrower's knowledge, threatened claim or litigation contesting the Borrower's right to own or use any material Intellectual Property or the validity or enforceability thereof, in each case which is reasonably likely to have a Material Adverse Effect.

        6.25 Other Operative Agreements. Except to the extent otherwise set forth herein or in the schedules hereto, each of the representations and warranties of the Borrower made in any Operative Agreement executed and delivered on the Closing Date to which it is a party was true and correct in all material respects as of the Closing Date (or as of any earlier date to which such representations and warranties specifically relate).

        6.26 Written Information. Except to the extent otherwise set forth herein or in the Schedules hereto or otherwise explicitly superseded by other written information furnished to the Lender by or on behalf of the Borrower prior to the date hereof, all information, reports and other papers and data furnished to the Lender in writing by or on behalf of the Borrower prior to the date hereof in connection with or pursuant to the Loan Documents and the relationships established thereunder, at the time the same was so furnished, but in the case of information dated as of a prior date, as of such date, taken as a whole, (i) in the case of any such information, reports and other papers and data prepared in the ordinary course of business, was complete and correct in all material respects in the light of the purpose for which it was prepared, and, in the case of any such information, reports and other papers and data the preparation of which was requested the Lender, was complete and correct in all material respects, (ii) did not contain any untrue statement of a material fact, and (iii) did not omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which they were made.

        6.27 Future Information. Information, reports and other papers and data furnished to the Lender in writing by or on behalf of the Borrower (to the extent prepared by the Parent or the Borrower) on or after the date hereof in connection with or pursuant to the Loan Documents or in connection with or pursuant to any amendment or modification of, or waiver of rights under, the Loan Documents, shall, at the time the same is so furnished, but in the case of information, reports and other papers and data dated as of a prior date, as of such date, taken as a whole, (i) in the case of any information, reports and other papers and data prepared in the ordinary course of business, be complete and correct in all material respects in the light of the purpose for which it was prepared, and (ii) in the case of any information, reports and other papers and data required by the terms of the Loan Documents or the preparation of which was requested by the Lender, be complete and correct in all material respects. The furnishing of the same to the Lender shall constitute a representation and warranty by the Borrower made on the date the same are so furnished to the effect specified in this Section 6.27.

        6.28 Adequate Capital. The Borrower has adequate capital in light of the contemplated business operations.

        6.29 Tax Shelter Regulations. The Borrower does not intend to treat the Loan and related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Lender thereof. If the Borrower so notifies the Lender, the Borrower acknowledges that the Lender may treat the Loan as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and the Lender will maintain the lists and other records required by such Treasury Regulation.

ARTICLE VII.
AFFIRMATIVE COVENANTS

        So long as the Loan or other Obligations hereunder shall remain unpaid or unsatisfied, the Borrower shall perform the covenants set forth in this Article VII:

        7.01 Preservation of Existence and Similar Matters. The Borrower shall preserve and maintain its existence and its rights, franchises, licenses and privileges, which, in the case of such rights, franchises, licenses and privileges, individually or in the aggregate, are material to its business, assets, liabilities, condition (financial or otherwise) or results of operations, and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure so to qualify would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

        7.02 Compliance with Applicable Law. The Borrower shall comply with the requirements of all applicable Laws (including, without limitation, Environmental Laws and ERISA) noncompliance with which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

        7.03 Accounting Methods and Financial Records. The Borrower shall maintain a system of accounting established and administered in accordance with GAAP consistently applied, keep adequate records and books of account in which complete entries will be made in accordance with GAAP and reflecting all transactions required to be reflected by GAAP and keep accurate and complete records with respect to the SOW 28 Receivables and the SOW 35 Receivables. The Borrower shall maintain and implement administrative and operating procedures and shall keep and maintain, or cause to be kept and maintained, all documents, books, records or other information which, in the reasonable determination of the Borrower, are necessary or advisable in accordance with prudent industry practice and customary for transactions of this type.

        7.04 Insurance. The Borrower shall maintain or have coverage under insurance from responsible companies in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which it operates, except that it shall not be required to maintain or be covered under insurance in such amounts and against such risks if coverage is not available on commercially reasonable terms.

        7.05 Payment of Taxes and Claims. The Borrower shall pay and discharge all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any of its properties; except that no such Tax or claim need be paid which is being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such Tax does not become a Lien and no foreclosure, sale or similar proceedings shall have been commenced.

        7.06 Visits and Inspection. The Borrower shall, upon reasonable advance notice and during normal business hours, permit representatives or authorized agents of the Lender to:

        (a)   inspect and make extracts from and copies of its books and records, and

        (b)   discuss with its principal officers its business, assets, liabilities, condition (financial or otherwise), results of operations and prospects;

        The reasonable out-of-pocket expenses of such visits or inspections will be solely the responsibility of the Lender; provided, however, that if a Default has occurred and is continuing, the reasonable out-of-pocket expenses of such visits or inspections the Lender in its sole discretion deems appropriate will be solely the responsibility of the Borrower.

        7.07 Diligence. At such times as the Lender shall request but, unless a Default shall have occurred and is continuing, not more than two times per year, the Borrower will contract for account file due diligence to verify the adequacy of the records maintained relating to the SOW 28 Receivables and the SOW 35 Receivables and similar matters, and, if requested by the Lender, servicing operation due diligence, in scope and substance reasonably acceptable to the Lender. The results of such due diligence will be addressed to both the Borrower and the Lender. The reasonable out-of-pocket expenses of such due diligence will be solely the responsibility of the Borrower.

        7.08 Use of Proceeds. The Borrower shall use the proceeds of the Loan solely (i) to effect a reallocation of the SOW 35 Receivables to the SOW 35 Tracking Certificate in accordance with the SOW 35 Reallocation Agreement and a reallocation of the SOW 28 Receivables to the SOW 28 Tracking Certificate in accordance with the SOW 28 Reallocation

        Agreement, and (ii) to pay expenses, including without limitation the commitment fee pursuant to Section 2.06, incurred in connection with the Loan.

        7.09 Special Purpose Entity. The Borrower shall at all times remain a Special Purpose Entity.

        7.10 Maintenance of Liens of Loan Documents. Promptly upon the reasonable request of the Lender and at the Borrower's expense, execute, acknowledge and deliver or cause the execution, acknowledgment and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Loan Documents or otherwise necessary or desirable for the creation, preservation or perfection of the Liens created thereby, including, without limitation, the filing of any financing statements under the UCC in any applicable jurisdiction with respect to the Liens granted in the after-acquired Collateral.

        7.11 Offices. The Borrower shall not move outside the jurisdiction where its chief executive office is now located or change the location of its chief executive office or of any of the offices where it keeps its records without (i) giving 30 days' prior written notice to the Lender and (ii) taking all actions reasonably requested by the Lender (including but not limited to all filings and other acts necessary or advisable under the UCC or similar statute of each relevant jurisdiction) in order to continue the Lender's first priority perfected security interest in all of the Collateral.

        7.12 Compliance with Credit and Collection Policies. The Borrower shall at all times comply or cause the Servicer to comply with the Credit and Collection Policies then in effect.

        7.13 Servicer Report. As soon as available and in any event within twenty (20) days after each calendar month-end, commencing with the calendar month ending September 30, 2003, and at any other time reasonably requested by the Lender, the Borrower shall furnish or cause to be furnished to the Lender a report with respect to the SOW 28 Receivables and the SOW 35 Receivables substantially in form and substance set forth in Exhibit C, duly signed by a Responsible Officer of the Borrower or the Parent, in its capacity as Servicer, or if the Parent is not the Servicer, by the Back-Up Servicer (the "Servicer Report").

        7.14 Quarterly Financial Statements and Information. As soon as available but in no event later than forty-five (45) days after the last day of each of the first three fiscal quarters in each fiscal year, the Borrower shall furnish or cause to be furnished to the Lender the consolidated balance sheet of the Parent as at the end of such fiscal quarter and the related consolidated statements of income, retained earnings and changes in financial condition, all of which statements shall be certified by an Responsible Officer of the Parent to, in his or her opinion, fairly present in all material respects the financial condition and results of operation of the Parent as at the end of and for such fiscal quarter.

        7.15 Annual Financial Statements and Information; Auditor's Certificate of No Default. (a) As soon as available, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Parent, the Borrower shall furnish or cause to be furnished to the Lender the consolidated balance sheet of the Parent as at the end of such fiscal year and the related consolidated statements of income, retained earnings and changes in financial condition of the Parent for such fiscal year; and all of which financial statements shall set forth in comparative form the figures as at the end of and for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit.

        (b)   As soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Parent, the Borrower shall furnish or cause to be furnished to the Lender a copy of the annual management/internal control report prepared by certified public accountants of recognized standing reasonably satisfactory to the Lender.

        7.16 Electronic Transmission. The Borrower shall furnish or shall cause to be furnished a diskette (or any other electronic transmission reasonably acceptable to the Lender) in a format reasonably acceptable to the Lender containing such information with respect to the SOW 28 Receivables and the SOW 35 Receivables and the servicing of the SOW 28 Receivables and the SOW 35 Receivables required to be provided pursuant to the Servicing Agreement and such additional information with respect to the SOW 28 Receivables and the SOW 35 Receivables and the servicing thereof as the Lender may reasonably request from time to time.

        7.17 Copies of Other Reports. From time to time and promptly upon each request, the Borrower shall furnish or shall cause to be furnished such data, certificates, reports, statements, opinions of counsel, documents or further information regarding its business, assets, liabilities, condition (financial or otherwise) or results of operations as the Lender may reasonably request in order to more fully perfect the rights granted to the Lender under this Agreement.

        7.18 Notice of Litigation, Amendments, Defaults and Other Matters. The Borrower shall give the Lender prompt notice of the following events after the Borrower has knowledge, or has received notice, thereof

        (a)   the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator (A) against, or (B) (to the extent known to the Borrower) in any other way relating adversely to, the Borrower or any of its properties, assets or businesses or the Collateral;

        (b)   the commencement of any proceeding or investigation relating to the status of any of Borrower's licenses that if adversely determined would be reasonably likely to have a Material Adverse Effect;

        (c)   any amendment of the certificate of formation, the limited liability company agreement or other organizational documents of the Borrower;

        (d)   any amendment or modification to any Master Agreement, the SOW 28 Contract or the SOW 35 Contract, or the Allocation Model referred to in any Master Agreement, in each case, in a manner materially adverse to the Lender;

        (e)   receipt by the Borrower or the Parent of notice of termination under any Master Agreement;

        (f)    any Default or Event of Default;

        (g)   the occurrence or non-occurrence of any event which constitutes, or which with the passage of time or giving of notice or both would constitute, a default by the Borrower or the Parent under any material agreement to which the Borrower or the Parent is a party, including without limitation the

Operative Agreements, or by which the Borrower, the Parent or any of their respective properties may be bound which has resulted or could reasonably be expected to result in a Material Adverse Effect, giving in each case the details thereof and specifying the action proposed to be taken with respect thereto in reasonable detail;

        (h)   any intention by the Borrower to treat the Loan and related transactions as being a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4, and together therewith a duly completed copy of IRS Form 8886 or any successor form; and

        (i)    any other event, circumstance or condition that has resulted, or is reasonably likely to result, in a Material Adverse Effect.

        7.19 Restricted Account. The Borrower shall cause all payments under the SOW 28 Tracking Certificate and the SOW 35 Tracking Certificate to be deposited directly by the Trustee into the Loan Collection Account to be held by the Lender pursuant to the Loan Collection Account Agreement, subject to disbursement as provided herein and in the Loan Collection Account Agreement.

ARTICLE VIII.
NEGATIVE COVENANTS

        So long as the Loan or any other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower agrees to comply with all covenants in this Article VIII.

        8.01 Indebtedness. The Borrower shall not create, assume, incur or otherwise suffer to exist any Indebtedness except Non-Recourse Indebtedness; provided that, the documents or instruments relating to such Non-Recourse Indebtedness include provisions reasonably satisfactory to the Lender providing for the payment of the Pro Rata Share of the lender of such Non-Recourse Indebtedness of any fees owing under the Servicing Agreement from amounts received in respect of the SOW Receivables securing such Non-Recourse Indebtedness, prior to the payment of any other amounts due with respect to such Non-Recourse Indebtedness.

        8.02 Liens. The Borrower shall not create, assume, incur or otherwise suffer to exist any Lien on any of its properties or assets, whether now owned or hereafter acquired, except the Liens created by the Loan Documents and Liens with respect to SOW Receivables and related Certificates, each as defined in the Receivables Transfer Agreement (other than the SOW 28 Receivables and the SOW 35 Receivables), securing Non-Recourse Indebtedness permitted under Section 8.01.

        8.03 Investments and Subsidiaries. The Borrower shall not make any Investments other than in Eligible Investments and SOW Receivables, except as expressly contemplated by the Operative Agreements. The Borrower shall not create or acquire any Subsidiaries.

        8.04 Liquidation and Disposition of Assets; Restriction on Fundamental Changes. The Borrower shall not sell, lease, license, assign, transfer or otherwise Dispose of any property or assets, including, without limitation, any of the SOW Receivables, other than as contemplated by the Operative Agreements.

        8.05 Nature of Business. The Borrower shall not engage in any business or activity, other than acting as the borrowing entity under the Operative Agreements and as the purchaser of the Receivables (as defined in the Receivables Transfer Agreement) under the Receivables Transfer Agreement, consummating the other transactions contemplated by the Operative Agreements, and engaging in activities that are necessary or incidental thereto.

        8.06 Restricted Payments. The Borrower shall not make or declare or otherwise become obligated to make any Restricted Payment so long as a Default or Event of Default has occurred and is continuing.

        8.07 Merger or Consolidation. The Borrower shall not alter the corporate or legal structure of the Borrower, alter the Borrower's Organizational Documents, or enter into any transaction of merger or consolidation with any Person, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

        8.08 Benefit Plans. The Borrower shall not establish or become obligated to contribute to any Plan. The Borrower shall not take any action to cause the representations set forth in Section 6.10 to be untrue in any material respect.

        8.09 Transactions With Affiliates. The Borrower shall not effect any transaction with any Affiliate on a basis less favorable than would at the time be obtainable for a comparable transaction in arm's length dealing with an unrelated third party; provided, however, that notwithstanding the foregoing, the Borrower shall be permitted to enter into and consummate the transactions contemplated by the Operative Agreements without violating this Section 8.09.

        8.10 Contractual Obligations. The Borrower shall not (i) become a party to, or permit any of its assets or properties to be bound by, any contract, except for this Agreement, the other Operative Agreements to which it is a party and agreements and documents necessary to perform its obligations under the Operative Agreements, (ii) issue any power of attorney (except to the Lender or the Servicer, or except for the purpose of permitting any Person to perform any ministerial functions on behalf of the Borrower that are not prohibited by or inconsistent with the terms of the Operative Agreements), (iii) amend or modify or waive any terms of any Master Agreement in violation of Section 8.12 or (iv) amend or modify or waive any material terms of any other Operative Agreement, in each case, except with the approval of the Lender or as permitted in accordance with the terms of the Operative Agreements.

        8.11 Credit and Collection Policies. The Borrower shall not modify the Credit and Collection Policies without the prior written consent of the Lender if such modification would be reasonably likely to impair the collectibility of the SOW 28 Receivables and the SOW 35 Receivables. The Borrower shall give the Lender at least 30 days' notice of any proposed modification to the Credit and Collection Policies prior to implementing such modification.

        8.12 Amendments to Master Agreement, SOW 28 Contract and SOW 35 Contract. Without the written consent of the Lender (which consent shall not be unreasonably conditioned, delayed or withheld), the Borrower shall not (i) amend or waive any term or provision of any Master Agreement that materially adversely affects the SOW 28 Receivables or the SOW 35 Receivables, (ii) amend, grant any waiver, or permit any extension or modification, of the terms of the SOW 28 Contract or the SOW 35 Contract, or (iii) amend the "invoice rate" specified in Section 2.4(b) of Statement of Work for Additional Services No. 11 unless such amendment, had it been in effect for the prior calendar year, would have resulted in a net collection rate in excess of 100% for the prior calendar year.

ARTICLE IX.
EVENTS OF DEFAULT AND REMEDIES

        9.01 Events of Default. Any of the following shall constitute an Event of Default:

        (a)   Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of the Loan, or (ii) within three days after the same becomes due, any interest on the Loan, or any commitment or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

        (b)   Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 7.09, 7.10, 7.13, 7.15, 7.16, 7.19 or Article VIII; or

        (c)   Other Defaults. The Borrower or the Parent fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained herein or in any other Loan Document on its part to be performed or observed and such failure continues for 30 days; provided, however, that if such other Loan Document (other than the Parent Limited Guaranty) provides for no or shorter grace, such provision of such Loan Document shall apply; or

        (d)   Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or the Parent herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

        (e)   Cross-Default. (i) The Borrower or the Parent (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the $1,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or the Parent is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or the Parent is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or the Parent as a result thereof is greater than the $500,000; or

        (f)    Insolvency Proceedings, Etc. The Borrower or the Parent institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

        (g)   Inability to Pay Debts; Attachment. (i) The Borrower or the Parent becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

        (h)   Judgments. There is entered against the Borrower or the Parent (i) a final judgment or order for the payment of money in an aggregate amount exceeding the $1,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 15 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

        (i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the $1,000,000; or

        (j)    Change of Control. There occurs any Change of Control; or

        (k)   Invalidity of Operative Agreements. Any Operative Agreement shall, at any time, cease to be in full force and effect (other than by reason of the satisfaction in full of the Obligations or any other termination of such Operative Agreement in accordance with the terms hereof or thereof) or shall be declared null and void, or the validity or enforceability thereof shall be contested in writing by the Borrower or the Parent, or the Lender shall not have or shall cease to have a valid security interest in any of the Collateral purported to be covered thereby, perfected and with the priority required by the relevant Operative Agreement, for any reason other than the failure of the Lender to take any action within its control, subject only to Liens permitted under the applicable Operative Agreements; or

        (1)   Material Adverse Effect. There shall have occurred a Material Adverse Effect; or

        (m)  Servicing Agreement. A Servicer Termination Event shall occur; or

        (n)   Master Agreement. The termination of Master Agreement; or

        (o)   FCC Action. The Federal Communications Commission shall issue an order or ruling which in the reasonable judgment of the Lender is expected to have a material adverse effect on the collectibility of the SOW 28 Receivables, the SOW 35 Receivables or the repayment of the Loan; or

        (p)   Allocation Model,. The Allocation Model referred to in any Master Agreement shall at any time be amended in a manner materially adverse to the Lender; or

        (q)   Trust Agreement. A default under the Trust Agreement shall occur and such default has a Material Adverse Effect.

        9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

        (a)   declare the unpaid principal amount of the Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

        (b)   exercise all rights and remedies available to it under the Loan Documents, the Operative Agreements or applicable Law; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the unpaid principal amount of the Loan and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Lender.

        9.03 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loan has automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Lender in such order as it elects in its sole discretion.

ARTICLE X.
MISCELLANEOUS

        10.01 Amendments; Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or the Parent therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the Parent, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        10.02 Notices and Other Communications; Facsimile Copies.

        (a)   General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices to the applicable party on Schedule 10.02; or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other party. All notices and other communications expressly permitted hereunder to be given by telephone shall be made to the telephone number specified for notices to the applicable party on Schedule 10.02, or to such other telephone number as shall be designated by such party in a notice to the other party. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Lender pursuant to Article II shall not be effective until actually received by the Lender. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

        (b)   Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Parent and the Lender. The Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

        (c)   Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 7.15, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

        (d)   Reliance by Lender. The Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender, its Affiliates, and their respective officers, directors, employees, agents and attorneys-in-fact from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the Borrower hereby consents to such recording.

        10.03 No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

        10.04 Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Lender for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Lender for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Lender and the cost of independent public accountants and other outside experts retained by the Lender. All amounts due under this Section 10.04 shall be payable within ten Business Days after demand therefore with reasonable supporting documentation. The agreements in this Section shall survive the repayment, satisfaction or discharge of all other Obligations.

        10.05 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Lender, its Affiliates, and their respective directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or other Operative Agreement or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the repayment, satisfaction or discharge of all the other Obligations.

        10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor

Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

        10.07 Successors and Assigns.

        (a)   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (c) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

        (b)   The Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loan at the time owing to it) pursuant to documentation acceptable to the Lender and the assignee. From and after the effective date specified in such documentation, such Eligible Assignee shall be a party to this Agreement and, to the extent of the interest assigned by the Lender, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest so assigned, be released from its obligations under this Agreement (and, in the case of an assignment of all of the Lender's rights and obligations under this Agreement, shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the Lender and the assignee, and shall execute and deliver any other documents reasonably necessary or appropriate to give effect to such assignment and to provide for the administration of this Agreement after giving effect thereto.

        (c)   The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of the Lender's rights and/or obligations under this Agreement (including all or a portion of the Loan); provided that (i) the Lender's obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be made to such Participant, (ii) reduce the principal, interest, fees or other amounts payable to such Participant (provided, however, that the Lender may, without the consent of the Participant, waive the right to be paid interest at the Default Rate), (iii) release the Parent from the Guaranty; or (iv) release all or a material part of the Collateral. Subject to subsection (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 3.04 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were the Lender.

        (d)   A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to provide to the Lender such tax forms prescribed by the IRS as are necessary or desirable to establish an exemption from, or reduction of, U.S. withholding tax.

        (e)   The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under the Note, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

        (f)    As used herein, the following terms have the following meanings:

        "Eligible Assignee" means (a) an Affiliate of the Lender; (b) an Approved Fund; and (c) any other Person (other than a natural person) approved by the Borrower (such approval not to be unreasonably withheld or delayed); provided that no such approval shall be required if an Event of Default has occurred and is continuing; provided further, that no telecommunications service provider ("TSP"), as such term is defined and used in the Federal Communications Commission's orders and regulations, shall be an Eligible Assignee if the assignment to such TSP would cause more than 50% of the Borrower's debt to be held by such TSP.

        "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

        "Approved Fund" means any Fund that is administered or managed by (a) the Lender or (b) an Affiliate of the Lender.

        10.08 Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority having jurisdiction over the Lender, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower that is not subject to a confidentiality understanding or duty in favor of the Borrower or the Parent. For purposes of this Section, "Information" means all information received from the Borrower or the Parent relating to the Borrower or the Parent or any of their respective businesses, other than any such information that is available to the Lender or any Lender on a nonconfidential basis prior to disclosure by the Borrower or the Parent, provided that, in the case of information received from the Borrower or the Parent after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

        Notwithstanding anything herein to the contrary, "Information" shall not include, and the Lender may disclose without limitation of any kind, any information with respect to the "tax treatment" and "tax structure" in each case, within the meaning of Treasury Regulation Section 1.6011-4 of the transactions contemplated hereby and all materials of any kind (including opinions of other tax analyses) that are provided to the Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loan and transactions contemplated hereby.

        10.09 Set-off. In addition to any rights and remedies of the Lender provided by law, upon the occurrence and during the continuance of any Event of Default, the Lender is authorized at any time and from time to time, without prior notice to the Borrower or the Parent, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Lender to or for the credit or the account of the Borrower against any and all Obligations owing to the Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. The Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

        10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

        10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

        10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of the Loan, and shall continue in full force and effect as long as the Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

        10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        10.15 Governing Law.

        (a)   THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

        (b)   ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER AND THE LENDER EACH CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. TO THE FULLEST EXTENT PERMITTED BY LAW, THE BORROWER AND THE LENDER EACH IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER AND THE LENDER EACH WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

        10.16 Waiver of Right to Trial by Jury. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

        IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers duly authorized as of the date first above written.

NEUSTAR FUNDING LLC

By:	/s/ ROBERT DOWSKI
Name: Robert P. Dowski Title: Chief Financial Officer

BANK OF AMERICA, N.A.

By:	/s/ ELIZABETH F. SHORE
Name: Elizabeth F. Shore Title: Senior Vice President

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TABLE OF CONTENTS
CREDIT AGREEMENT
ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS
ARTICLE II. THE LOAN
ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY
ARTICLE IV. SECURITY
ARTICLE V. CONDITIONS PRECEDENT TO LOAN
ARTICLE VI. REPRESENTATIONS AND WARRANTIES
ARTICLE VII. AFFIRMATIVE COVENANTS
ARTICLE VIII. NEGATIVE COVENANTS
ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES
ARTICLE X. MISCELLANEOUS